Exhibit 107

Calculation of Filing Fee Table

        S-8

(Form Type)

          USCB Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $1.00 par value per share	457(c), (h)	2,400,000	$13.04	$31,296,000	0.0000927	$2,901.14

Total Offering Amounts:					$31,296,000		$2,901.14

Total Fees Previously Paid:							—

Total Fee Offsets:							—

Net Fee Due:							$2.901.14

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of the Company that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase or decrease in the number of outstanding shares of the common stock of the Company.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the average high and low prices of the Registrant’s Common Stock on June 6, 2022, as reported on the Nasdaq Stock Market.